Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE January 25, 2009	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Enters Agreement to Repurchase Stock

HOUSTON, TX – (January 25, 2009) Cal Dive International, Inc. (NYSE:DVR) announced today that it has entered into a definitive stock repurchase agreement with Helix Energy Solutions Group, Inc. (NYSE:HLX) (“Helix”), its majority stockholder, to repurchase 13,564,669 shares of the Company’s common stock for a purchase price of $86 million or $6.34 per share.  The transaction was evaluated and approved by a committee of four directors of the Company’s Board who are not also directors of Helix.

The purchase price represents an approximate 2% discount to the 30 day average trading price as of January 16, 2009.  The repurchase represents 12.6% of the Company’s common stock currently outstanding and will reduce Helix’s ownership interest in the Company from approximately 57% to 51%.  The Company will have 93,946,409 outstanding shares of common stock after the repurchase, which the Company expects to close in the near future.  The Company will use borrowings under its $300 million revolving credit facility to purchase the stock.  The five year credit facility expires in December 2012.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “We are pleased to announce this stock repurchase as we remain focused on creating long term value for our shareholders and we believe this repurchase is attractive at current trading prices.  Subsequent to this transaction we will continue to have financial flexibility and liquidity through cash on hand and remaining borrowing capacity under our revolving credit facility to service our operating needs.  Currently we have no borrowings and less than $8 million in letters of credit under the $300 million facility.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial services, and platform installation and salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Mexico, the Middle East, Southeast Asia and Australia, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.